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                                                                      EXHIBIT 99

           ROCKY SHOES & BOOTS, INC.

           Company Contact:      Jim McDonald
                                 Chief Financial Officer
                                 (740) 753-1951

           Investor Relations:   Integrated Corporate Relations, Inc.
                                 Chad A. Jacobs/Brendon E. Frey
                                 (203) 682-8200

     ROCKY SHOES & BOOTS RECEIVES FINANCING COMMITMENTS TO FUND ACQUISITION

NELSONVILLE, Ohio, December 16, 2004 - Rocky Shoes & Boots, Inc. (Nasdaq: RCKY) today announced it has received financing commitments, subject to customary closing conditions from GMAC Commercial Finance LLC and American Capital Strategies, Ltd for credit facilities totaling $148 million. The new credit facilities will be used to fund the Company's recently announced acquisition of EJ Footwear Group and replace its existing revolving credit facility.

Rocky Shoes & Boots announced on December 6, 2004 that it has signed a definitive agreement to purchase 100% of the equity interests of EJ Footwear. The total purchase price will be $87.7 million in cash plus 484,261 shares of Rocky common stock, which were valued at $10 million at the date of the definitive agreement. The Company expects the acquisition to close in January 2005.

ABOUT ROCKY SHOES & BOOTS, INC.
Rocky Shoes & Boots, Inc. designs, develops, manufactures and markets premium quality rugged outdoor, occupational, and casual footwear, as well as branded apparel and accessories. The Company's footwear, apparel and accessories are marketed through several distribution channels, primarily under the brands, ROCKY(R) and GATES(R)

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management, and include statements in this press release relating to the proposed acquisition of EJ Footwear Group. These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the risk that the acquisition, which is subject to various conditions, may not close as contemplated, and all of the other various risks inherent in the Company's business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company's annual report on Form 10-K for the year ended December 31, 2003. One or more of these factors have affected historical results, and could in the future affect the Company's businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company, or any other person should not regard the inclusion of such information as a representation, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.